Exhibit 99.4(k)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY [ P. O. BOX 1928 BIRMINGHAM, ALABAMA 35282-8238 ]

INDIVIDUAL RETIREMENT ANNUITY (IRA) ENDORSEMENT

The Contract to which this Endorsement is attached is issued as an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, the applicable provisions of the Contract are restricted or amended by this Endorsement as required by Code Section 408.  Your failure to comply with Code Section 408 requirements may result in adverse tax consequences. This Endorsement remains in effect, subject to amendment as provided in Endorsement Section 13, as long as the Contract to which it is attached remains in effect.  The terms and conditions in this Endorsement supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this Endorsement remain in full force and effect.

The Contract is amended as follows:

1.              OWNER AND ANNUITANT  (Primary Contract Impact:  “PARTIES TO THE CONTRACT” Section)

The Annuitant must be an individual who is the sole Owner, and all payments made from the Contract while the Annuitant is alive must be made to the Annuitant.  Except as permitted under Section 8 and Section 10 of this Endorsement, and otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed.

2.              NONTRANSFERABLE AND NONFORFEITABLE  (Primary Contract Impact:  “PARTIES TO THE CONTRACT” Section; “Assignment” and “Protection of Proceeds” Provisions in the “GENERAL PROVISIONS” Section)

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries.  The Owner’s interest under the Contract is nontransferable, and except as provided by law, is non-forfeitable.  In particular, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)).

3.              UNISEX RATES  (Primary Contract Impact:  “Error in Age or Gender” in the “GENERAL PROVISIONS” Section; “ANNUITY INCOME PAYMENTS” Section

If the Contract is issued in connection with a Simplified Employee Pension, the method of calculating Purchase Payments and benefits under the Contract are to be based on unisex rates, and any references to sex (with regard to rates and benefits) in the Contract are deleted.

4.              PURCHASE PAYMENTS  (Primary Contract Impact:  “PURCHASE PAYMENTS” Section)

The Contract may permit only a single Purchase Payment, or it may permit an initial Purchase Payment and subsequent Purchase Payments.  A Purchase Payment that is permitted under the Contract may include a rollover contribution (as permitted by Code Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16)), a nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37), a contribution made in accordance with the terms of a Simplified Employee Pension as described in Code Section 408(k), and a contribution in cash not to exceed the amount permitted under Code Sections 219(b) and 408(b), (or such other amount provided by applicable federal tax law).  In particular, unless otherwise provided by applicable federal tax law:

A.           The total cash contributions shall not exceed $5,000 for any taxable year beginning in 2008 and years thereafter.  After 2008, the annual cash contribution limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D).  Such adjustments will be in multiples of $500.

B.             In the case of an Owner who is age 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

C.             In addition to the amounts described above, a Purchase Payment that is permitted under the Contract may include a repayment of a qualified reservist distribution described in Code Section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period.

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The Contract may require a minimum Purchase Payment.  If subsequent Purchase Payments are permitted under the Contract, no subsequent Purchase Payment will be accepted unless it is equal to at least $50.

No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p).  No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an Individual Retirement Account under Code Section 408(a) or an Individual Retirement Annuity under Code Section 408(b) used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

5.              REQUIRED DISTRIBUTIONS GENERALLY  (Primary Contract Impact:  “DEATH BENEFIT” and “ANNUITY INCOME PAYMENTS” Sections)

Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner’s interest in the Contract shall be made in accordance with the requirements of Code Sections 401(a)(9) and 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference.  If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under Section 8.C. of this Endorsement) must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than Sections 7 and 8 of this Endorsement.

6.              REQUIRED BEGINNING DATE

As used in this Endorsement, the term “Required Beginning Date” means April 1 of the calendar year following the calendar year in which the participant attains age 70½, or such other date as provided by law.

7.              DISTRIBUTIONS DURING OWNER’S LIFE  (Primary Contract Impact:  “ANNUITY INCOME PAYMENTS” Section)

A.           Unless otherwise permitted under applicable law, the Owner’s entire interest in the Contract will commence to be distributed no later than the Required Beginning Date over:

(i)             the life of the Owner, or the lives of the Owner and his or her designated beneficiary (within the meaning of Code Section 401(a)(9)), or

(ii)          a period certain not extending beyond the life expectancy of the Owner, or the joint and last survivor expectancy of the Owner and his or her designated beneficiary.

Payments must be made in periodic payments at intervals of no longer than one year. Unless otherwise provided by applicable federal tax law, payments must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations, and any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

The distribution periods described in this subsection A cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

B.             If the Owner’s interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) will be made in accordance with the requirements of Code Section 401(a)(9) and the regulations thereunder.  If annuity payments commence on or before the Required Beginning Date, the first required payment can be made as late as the Required Beginning Date and must be the payment that is required for one payment interval.  The second payment need not be made until the end of the next payment interval.  If all or a portion of an individual account is used to purchase an annuity after distributions are required to commence (the Required Beginning Date, in the case of distributions commencing before death, or the date determined under Q&A-3 of Section 1.401(a)(9)-3 of the Income Tax Regulations, in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with Q&A-5(e) of Section 1.401(a)(9)-5 of the Income Tax Regulations.

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8.              DISTRIBUTIONS AFTER DEATH OF THE OWNER  (Primary Contract Impact:  “DEATH BENEFIT” and “ANNUITY INCOME PAYMENTS” Sections)

A.           If the Owner dies on or after required distributions commence, the remaining portion of his or her interest in the Contract, if any, will be distributed at least as rapidly as under the annuity option chosen.

However, if the Contract is a single premium immediate annuity contract, the Owner dies after the Required Beginning Date and prior to the Income Date, and the annuity payments to be made under the Contract will not be paid at least as rapidly as under the method of distributions being used as of the date of the Owner’s death, we instead will pay any remaining interest in the Contract (as determined under Section 8.C. of this Endorsement) in a lump sum immediately, and in all events at least as rapidly as under the method of distributions being used as of the date of the Owner’s death.

B.             If the Owner dies before required distributions commence, his or her entire interest in the Contract (as determined under Section 8.C. of this Endorsement) will be distributed at least as rapidly as follows:

(i)             This paragraph applies if the designated beneficiary is someone other than the Owner’s surviving spouse.

The entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the designated beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual’s death, or, if elected, in accordance with subsection B(iii) below.

If the Contract is a single premium immediate annuity contract, the Owner dies prior to the Income Date, and the annuity payments to be made under the Contract will not be paid over the designated beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the designated beneficiary, we instead will pay any remaining interest in the Contract in a lump sum immediately, and in all events by the end of the calendar year containing the fifth anniversary of the Owner’s death.

(ii)          This paragraph applies if the Owner’s sole designated beneficiary is the Owner’s surviving spouse.

Except as provided in subsection E below, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70½, if later), over the surviving spouse’s life, over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with subsection B(iii) below.  If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s life, or over a period not extending beyond the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with subsection B(iii) below.  If the surviving spouse dies after required distributions commence to him or her, any remaining interest will be distributed at least as rapidly as under the annuity option chosen.

If the Contract is a single premium immediate annuity contract, the Owner dies prior to the Income Date, and the annuity payments to be made under the Contract will not be paid over the surviving spouse’s life, or over a period not extending beyond the remaining life expectancy of the surviving spouse, we instead will pay any remaining interest in the Contract in a lump sum immediately, and in all events by the end of the calendar year containing the fifth anniversary of the Owner’s death.

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(iii)       If there is no designated beneficiary, or if applicable by operation of subsection B(i) or B(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under subsection B(ii) above).

(iv)      Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations.  If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year.  In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in subsection B(i) or (ii) and reduced by 1 for each subsequent year.  If distributions are made in the form of an annuity, life expectancy is not recalculated.

C.             The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations.  Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration) the “interest” in the Contract includes the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

If the Contract is a single premium immediate annuity contract and the Owner dies prior to the Income Date, the interest in the Contract is (1) the Purchase Payment for the Contract, if the Owner dies within 30 days of the Effective Date of the Contract, or (2) the present value of the future income payments, if any, to be made under the annuity option in effect at the time of the Owner’s death, if the Owner dies more than 30 days after the Effective Date of the Contract.

D.            For purposes of subsections A and B above, required distributions are considered to commence on the Required Beginning Date or, if applicable, on the date distributions are required to begin to the surviving spouse under subsection B(ii) above.  However, if distributions start prior to the applicable date in the preceding sentence on an irrevocable basis (except for acceleration) in accordance with the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

E.              If the Contract is a deferred annuity contract, the Owner dies prior to the date annuity payments commence, and the sole designated beneficiary is the Owner’s surviving spouse, the sole designated beneficiary is the Owner’s surviving spouse, the surviving spouse may elect to treat the Contract as his or her own IRA.  If this election is made, the surviving spouse will be the Owner and the Annuitant.  This election will be deemed to have been made if such surviving spouse makes a Purchase Payment that is permitted under the Contract or fails to take required distributions as a beneficiary.  This election may only be made once, and thus may not be made a second time if the surviving spouse designated beneficiary elects to treat the IRA as his or her own, remarries, and names his or her new spouse as the sole designated beneficiary.

9.              ANNUITY OPTIONS  (Primary Contract Impact:  “ANNUITY INCOME PAYMENTS” Section)

All annuity options under the Contract must meet the requirements of Code Sections 401(a)(9) and 408(b)(3). The provisions of this Endorsement reflecting the requirements of these Code Sections override any annuity option that is inconsistent with such requirements.

If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

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10.       INHERITED IRA  (Primary Contract Impact:  “PARTIES TO THE CONTRACT” Section; “Assignment” and “Protection of Proceeds” Provisions in the “GENERAL PROVISIONS” Section); “PURCHASE PAYMENTS”, “DEATH BENEFIT”, and “ANNUITY INCOME PAYMENTS” Sections)

Notwithstanding any provision of this IRA to the contrary, and unless otherwise provided by federal tax law, this section shall apply if this IRA is issued as an inherited individual retirement annuity within the meaning of Code Section 408(d)(3)(C).

A.           Permissible Purchase Payment.  A Purchase Payment  that is permitted under the Contract must be in the form of a direct rollover from an eligible retirement plan of a deceased employee that is permitted under Code Section 402(c)(11), or a nontaxable transfer from an individual retirement plan under Code Section 7701(a)(37) of a deceased individual.  The deceased employee and deceased individual are collectively referred to herein as the “Deceased Individual.”

B.             Non-spouse Beneficiary.  This IRA must be established and maintained for the benefit of a beneficiary under the Deceased Individual’s eligible retirement plan or individual retirement plan from which the premium is rolled over or transferred, and the beneficiary must not be the surviving spouse of the Deceased Individual.  If the beneficiary is an individual, the individual must be a designated beneficiary of the Deceased Individual within the meaning of Code Section 401(a)(9)(E).  The IRA may be established on behalf of a trust that is the Deceased Individual’s beneficiary, provided that the beneficiaries of the trust meet the requirements to be designated beneficiaries within the meaning of Code Section 401(a)(9)(E).

C.             Distributions Before Death Rules Do Not Apply.  Section 7, relating to distributions during the Owner’s life, does not apply.

D.            Distribution Upon Death Rules Apply.  The distribution of the interest in the IRA shall be made in accordance with the applicable requirements of Code Sections 401(a)(9)(B), 401(a)(9)(H), and 408(b)(3).  Section 8 shall apply as if the Deceased Individual is the Owner.  Whether the Owner died on or after required distributions commenced, or before required distributions commenced, is determined by whether the Deceased Individual died on or after required distributions commenced, or before required distributions commenced, respectively, under the eligible retirement plan or individual retirement plan from which the premium is rolled over or transferred.

E.              In the case of a Contract issued in connection with a direct rollover from an eligible retirement plan of the Deceased Individual under Code Section 402(c)(11), the rules for determining the required minimum distribution under the plan with respect to the Deceased Individual’s designated beneficiary also apply under the Contract.  However, if the plan requires the entire interest to be distributed by the end of the calendar year containing the fifth anniversary of the Deceased Individual, the entire interest nevertheless may be distributed, starting by the end of the calendar year following the calendar year of the Deceased Individual’s death, over the designated beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the designated beneficiary, provided that (1) the distribution from the plan that is directly rolled over to this Contract is made prior to the end of the year following the year of the Deceased Individual’s death, and (2) the required minimum distributions under the Contract are determined under Code Section 401(a)(9)(B)(iii) using the same designated beneficiary, unless otherwise provided by applicable law.

F.              Surviving Spouse Provisions.  The provisions of section 8 relating to a designated beneficiary who is a surviving spouse do not apply.

11.       ANNUAL REPORTS  (Primary Contract Impact:  “Reports” in the “GENERAL PROVISIONS” Section)

The Company will furnish annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

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12.       CODE SECTION 72(s)  (Primary Contract Impact:  “DEATH BENEFIT” Section)

All references in the Contract to Code Section 72(s) are deleted.

13.       AMENDMENT OF THIS ENDORSEMENT

The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and the regulations thereunder.  We will obtain all necessary approvals including, where required, that of the Owner and will send you a copy of the endorsement that modifies your Contract.  We will not be responsible for any adverse tax consequences resulting from the rejection of such an amendment.

14.       GROUP CONTRACT

If this Endorsement is used with a certificate issued under a group contract, the term “Owner” refers to the Participant/Annuitant and the term “Contract” refers to your Certificate.

Signed for the Company and made a part of the Contract as of its Issue Date.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

[		]

[ Secretary ]

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